Exhibit 10.9

Executive Employment Agreement

This Executive Employment Agreement (“Agreement”), including the attached Exhibit A, is entered into between NATCO Group Inc., a Delaware corporation, having offices at 11210 Equity Drive, Suite 100, Houston, Texas 77041 (“Company”), and Patrick M. McCarthy, an individual residing in Cypress, Texas (“Employee”), to be effective as of January 1, 2008 (the “Effective Date”). This Agreement replaces in its entirety that certain Employment Agreement dated effective as of June 26, 2006 (the “Original Agreement”).

Company currently employs Employee and is desirous of continuing to employ Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of continuing to provide such services as an employee of the Company or a subsidiary thereof pursuant to such terms and conditions and for such consideration. Therefore, for and in consideration of the mutual promises, covenants, and obligations contained herein, Company and Employee agree as follows:

Article 1: Employment And Duties

1.1. Company shall employ, or shall cause a subsidiary to employ, Employee, and Employee shall be employed by Company or such subsidiary, effective as of the Effective Date and continuing until the date set forth on Exhibit A (the “Term”), subject to the terms and conditions of this Agreement. This Agreement will expire by its own terms and the Employee will automatically become an employee at will and be included in all general employment and benefit arrangements at the end of the Term unless the Company notifies Employee of its intention to extend the Term (such notice to include the length of the intended extension) at least 60 days prior to the expiration of the Term and Employee accepts such extension within 10 days of receipt of such notice. If this Agreement expires by its own terms and is not extended or replaced with a different employment agreement, Employee shall not be entitled to any severance compensation or benefits pursuant to this Agreement arising from such expiration.

1.2. Employee shall be employed in the position(s) set forth on Exhibit A. Employee agrees to serve in the assigned position(s) and to perform diligently and to the best of Employee’s abilities the duties and services appertaining to such position as determined by Company, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Company. Employee shall at all times comply with and be subject to such policies and procedures as Company may establish from time to time.

1.3. Employee shall, during the period of Employee’s employment by Company or a subsidiary, devote Employee’s full business time, energy, and best efforts to the business and affairs of Company and its subsidiaries and affiliated entities. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee’s performance of Employee’s duties hereunder, is contrary to the interests of Company, or requires any significant portion of Employee’s business time. The activities described as “permitted activities” on Exhibit A shall not be deemed a violation of this Section 1.3.

1.4. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Company and its subsidiaries and to do no act which would injure Company’s business, its interests or its reputation. Employee agrees to comply with the policies and procedures as described and contained in Company’s Business Ethics Policies and related policies, copies of which have been provided to Employee.

Article 2: Compensation And Benefits

2.1. Employee shall be paid base salary and bonus, a car allowance, and shall accrue vacation as set forth on Exhibit A. Employee’s base salary shall be paid in bi-weekly installments in accordance with Company’s or the employing subsidiary’s standard payroll practice, and (as with all other payments made to Employee by Company or such subsidiary) is subject to withholding of all federal, state, city or other taxes as may be required by law.

2.2. While employed by Company or a subsidiary (both during the Term and thereafter), Employee shall be allowed to participate, on the same basis generally as other employees of Company or such subsidiary, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Company or such subsidiary to all or substantially all of its or their employees. Such benefits, plans and programs may include, without limitation, medical, dental care, life insurance, disability protection and qualified plans. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs, except as may be approved by Company’s Governance, Nominating & Compensation Committee (or successor committee with responsibility for the compensation function) and/or Board of Directors.

2.3. Employee shall be eligible to participate in the Company’s long-term incentive plans and Company’s annual incentive plan currently maintained or hereafter maintained by Company or a subsidiary for its officers as a group. Any such grants, awards or participation shall be subject to separate agreements containing the terms and provisions applicable to each such grant, award or participation as provided in the applicable incentive plan and by the committee administering such plan.

2.4. Company shall not by reason of this Article 2 be obligated to institute, maintain or refrain from changing, amending or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions or inactions are similarly applicable to covered employees generally. Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors of Company, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Company.

2.5. Company may withhold from any compensation, benefits or amounts payable under this Agreement all federal, state, city or other taxes as may be required by law.

Article 3: Termination Prior To Expiration Of Term And Effects Of Such Termination

3.1. Notwithstanding any other provisions of this Agreement, Company shall have the right to terminate Employee’s employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

(a) For “cause” upon the determination by the Company’s independent directors of the Board who are neither employees of nor Affiliated with Company or any subsidiary of Company apart from his or her capacity as a member of the Board and any Board committee and who otherwise have no interest in such determination (“Independent Directors”) that “cause” exists for the termination of the employment relationship. As used in this Section 3.1(a), the term “cause” shall mean (i) Employee’s gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; or (ii) Employee’s final conviction of a felony or of a misdemeanor involving moral turpitude; (iii) Employee’s involvement in a conflict of interest as referenced in Sections 1.3 and 1.4 with respect to which Company makes a good faith determination to terminate the employment of Employee; or (iv) Employee’s material breach of any material provision of this Agreement which remains uncorrected for 30 days following written notice to Employee by Company of such breach. It is expressly acknowledged and agreed that the decision as to whether “cause” exists for termination of the employment relationship by Company is delegated to the Independent Directors of the Board of Company for determination;

(b) For any other reason whatsoever, with or without cause, in the sole discretion of the Company’s Independent Directors of the Board;

(c) Upon Employee’s death; or

(d) To the extent allowed by law, upon Employee’s becoming disabled (as defined by Section 409A of the Code) by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of Employee, as determined in good faith by Company and in accordance with Section 409A of the Code and any guidance issued thereunder.

The termination of Employee’s employment by Company prior to the expiration of the Term shall constitute a “Termination for Cause” if made pursuant to Section 3.1(a); the effect of such termination is specified in Section 3.4. The termination of Employee’s employment by Company prior to the expiration of the Term shall constitute an “Involuntary Termination” if made pursuant to Section 3.1(b); the effect of such termination is specified in Section 3.6(a). The effect of the employment relationship being terminated pursuant to Section 3.1(c) or (d) as a result of Employee’s death or disability is specified in Section 3.6(b).

3.2. Notwithstanding any other provisions of this Agreement except Section 8.5, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for any of the following reasons:

(a) the occurrence of an Involuntary Termination as defined in and in accordance with the provisions of Section 3.5; or

(b) For any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee’s employment by Employee prior to the expiration of the Term shall constitute an “Involuntary Termination” if made pursuant to Section 3.2(a); the effect of such termination is specified in Section 3.6(a), 3.6(c) or 3.6(d), as applicable. The termination of Employee’s employment by Employee prior to the expiration of the Term shall constitute a “Voluntary Termination” if made pursuant to Section 3.2(b); provided, however, that such termination of employment shall be required to constitute a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code; the effect of such termination is specified in Section 3.3.

3.3. Upon a “Voluntary Termination” of the employment relationship by Employee prior to expiration of the Term, Employee shall be entitled to pro rata salary and accrued benefits through the date of such termination. All future compensation to which Employee would have been entitled and all future benefits for which Employee would have been eligible shall cease and terminate as of the date of termination except as otherwise provided in this Section 3.3. Employee shall be entitled, after execution of a Waiver and Release Agreement in accordance with Section 8.6, in consideration of such agreement and Employee’s continuing obligations hereunder after such termination (including, without limitation, Employee’s non-competition obligations), (i) the full amount of any bonus to which the Executive was or would have become entitled to for any completed fiscal year prior to the fiscal year in which the Termination Date occurs, to the extent such bonus has not already been paid to the Executive, payable in accordance with the applicable terms of the bonus plan; (ii) the amount of the target bonus compensation earned by Employee under any applicable bonus plan then in effect in accordance with its terms through the Termination Date, based on Company performance through such date and prorated by multiplying such bonus compensation by the fraction obtained by dividing the number of days in the year through such date by 365 (366 in leap years). payable on the first regular payroll date of the Company that occurs on or after 60 days following the Voluntary Termination Date or, if the payment of such amounts is required to be delayed pursuant to Section 8.10, such later date as is required pursuant to such Section; (iii) the reimbursement for all of Employee’s COBRA expenses regarding the provision of health insurance and dental insurance benefits for a period of 18 months following the Voluntary Termination Date, to Employee and Employee’s family, in accordance with the Equivalence Standard, at the election of Employee; provided, however, that although Company shall provide such benefits at its expense, Employee shall be treated as having received compensation in the amount of the cost to Company (determined at Company’s then-prevailing COBRA rates) for such continuation coverage and shall be liable for all taxes associated with such compensation; provided further, however, that if the Employee becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein will be secondary to those provided under such other plan during such applicable period of eligibility; (iv) a one time payment in the amount of $210,000 if Employee fully complies with all obligations of Article VI, to be paid within 30 days after the completion of the non-competition period specified in Article VI; and (v) Employee may exercise any of his stock options that are outstanding and then vested, at any time on or before the date occurring 90 days following the Voluntary Termination Date (but in no event later than the date such options would otherwise expire), but any such options not exercised within that 90-day period (or their expiration date, if earlier) shall terminate and be canceled as of that date, and he shall no longer have any rights with respect to those options.

3.4. If Employee’s employment hereunder shall be terminated by Company for Cause prior to expiration of the Term, all future compensation to which Employee would have been entitled and all future benefits for which Employee would have been eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary and accrued benefits through the date of such termination, and any bonus compensation that has been earned under the Bonus Plan, the payment of which has been deferred under the terms of the Bonus Plan, will be paid to the Executive in accordance with the terms of the Bonus Plan. Employee shall not be entitled to any other bonuses or incentive compensation not yet paid at the date of such termination.

3.5. As used in this Agreement, “Involuntary Termination” shall also mean termination of Employee’s employment with Company if such termination results from termination by Employee, in accordance with the requirements of this Section 3.5, in connection with or based upon any of the following conditions arising without the consent of Employee:

(a) A material reduction in the nature or scope of Employee’s duties and/or responsibilities as such duties and/or responsibilities are constituted as of the effective date of this Agreement or later agreed to by Employee and Company;

(b) A material reduction in Employee’s base pay (except as part of a general cutback for all employees or officers);

(c) A material change in the location for the primary performance of Employee’s services under this Agreement from the city in which Employee was serving at the time of notification to a city, which change must be to a location that is 50 or more miles away from the location at the time of such notification; or

(d) A material breach by Company of any material provision of this Agreement;

(e) The foregoing notwithstanding, any change in title or responsibilities that are part of normal succession planning or the retirement of Employee shall not constitute an Involuntary Termination under this Agreement.

Employee shall provide notice of any such reduction, change or breach upon which Employee intends to rely as the basis for an Involuntary Termination within 45 days of the occurrence of such reduction, change or breach. The Company shall have 30 days following the receipt of such notice to remedy the condition constituting such reduction, change or breach and, if so remedied, any termination of Employee’s employment hereunder on the basis of the circumstances described in such notice shall be considered a Voluntary Termination pursuant to Section 3.2(b), with the effects described in Section 3.3. If the Company does not remedy the condition that has been the subject of a notice as described in this Section within 30 days of the Company’s receipt of such notice, Executive must terminate his employment within 90 days following the occurrence of such condition in order for such termination to be considered an Involuntary Termination for purposes of this Agreement.

3.6. Upon any Involuntary Termination of the employment relationship by either Company or Employee prior to expiration of the Term, Employee shall be entitled to receive pro rata base salary and benefits (including payment for accrued, but unused, vacation) through the date of termination. Depending upon the type of Involuntary Termination, Employee or his estate may be entitled to additional compensation and/or benefits, as described below.

(a) Upon an Involuntary Termination of the employment relationship by either Company or Employee prior to expiration of the Term pursuant to Section 3.1(b) or 3.2(a), Employee shall be entitled, after execution of a Waiver and Release Agreement in accordance with Section 8.6, in consideration of such agreement and Employee’s continuing obligations hereunder after such termination (including, without limitation, Employee’s non-competition obligations), to (i) the sum of one year’s annual base salary payable as follows: half of the base salary shall be paid within 30 days after the Involuntary Termination Date; the remaining half shall be paid at the earlier of (X) the end of the 6-month period following the termination date or (Y) the date that is two and one-half months following the end of the calendar year in which the Involuntary Termination Date occurred; (ii) the amount of the target bonus compensation earned by Employee under any applicable bonus plan then in effect in accordance with its terms through the Involuntary Termination Date, based on Company performance through such date and prorated by multiplying such bonus compensation by the fraction obtained by dividing the number of days in the year through such date by 365 (366 in leap years), payable at the same time as the payments to be made pursuant to clause (i) of this Section 3.6(a); (iii) the reimbursement for all COBRA expenses related to the provision of health insurance and dental insurance benefits for a period of 18 months following the Involuntary Termination Date, to Employee and Employee’s family, in accordance with the Equivalence Standard, at the election of Employee; provided, however, that although Company shall provide such benefits at its expense, Employee shall be treated as having received compensation in the amount of the cost to Company (determined at Company’s then-prevailing COBRA rates) for such continuation coverage and shall be liable for all taxes associated with such compensation; provided further, however, that if the Employee becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein (including clause (iv) below) will be secondary to those provided under such other plan during such applicable period of eligibility; (iv) the continuation of the provision of life insurance benefits, in accordance with the Equivalence Standard, for a period of one year following the Involuntary Termination Date; provided, however, that the cost of such benefits to Company shall not exceed the applicable dollar amount as in effect under Section 402(g)(1)(B) of the Code for the year in which the Involuntary Termination Date occurred; (v) any bonus compensation that has been earned under the bonus plan, the payment of which has been deferred under the terms of the bonus plan, will be paid to Employee in accordance with the terms of the bonus plan; (vi) a one time payment in the amount of $210,000 if Employee fully complies with all obligations of Article VI, to be paid within 30 days after the completion of the non-competition period specified in Article VI; and (vii) Employee may exercise any of his stock options that are outstanding and then vested, at any time on or before the date occurring 90 days the Involuntary Termination Date (but in no event later than the date such options would otherwise expire), but any such options not exercised within that 90-day period (or their expiration date, if earlier) shall terminate and be canceled as of that date, and he shall no longer have any rights with respect to those options.

(b) Upon a termination of the employment relationship by either Company or Employee prior to expiration of the Term pursuant to Section 3.1(c) or (d), Employee or his beneficiary shall be entitled, after execution of a Waiver and Release Agreement in accordance with Section 8.6, in consideration of such agreement and Employee’s continuing obligations hereunder after such termination (including, without limitation, Employee’s non-competition obligations), to (i) cash in the amount of the target bonus compensation earned by Employee under any applicable bonus plan then in effect in accordance with its terms through the date of termination, based on Company performance through such date and prorated by multiplying such bonus compensation by the fraction obtained by dividing the number of days in the year through the date of termination by 365 (366 in leap years), payable no later than 90 days following the date of termination or, if earlier, the date that is two and one-half months after the end of the calendar year in which the date of termination occurred; (ii) any bonus compensation that has been earned under the bonus plan, the payment of which has been deferred under the terms of the bonus plan, will be paid to Employee in accordance with the terms of the bonus plan; and (iii) the continuation of the provision of health insurance and dental insurance benefits for a period of 18 months following the termination date, to Employee and Employee’s family, in accordance with the Equivalence Standard, at the election of Employee, or, at the election of Company, the cash-equivalent thereof (with any cash equivalent to be paid no later than the date that is two and one-half months following the end of the calendar year in which the termination date occurred); provided, however, that while Company shall provide such benefits at its expense, Employee shall be treated as having received compensation in the amount of the cost to Company (determined at Company’s then-prevailing COBRA rates) for such continuation coverage and shall be liable for all taxes associated with such compensation; provided further, however, that if the Employee becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein will be secondary to those provided under such other plan during such applicable period of eligibility.

(c) Upon an Involuntary Termination of the employment relationship by either Company or Employee prior to expiration of the Term pursuant to Section 3.1(b) or 3.2(a) within 24 months following a Change of Control, Employee shall be entitled, after execution of a Waiver and Release Agreement in accordance with Section 8.6, in consideration of such agreement and Employee’s continuing obligations hereunder after such termination (including, without limitation, Employee’s non-competition obligations), to the greater of the consideration provided under Section 3.6(a) or the following: (i) the sum of 2.99 times one year’s annual base salary (the greater of the rate in effect at the time of the notice of termination or the rate in effect immediately preceding the Change of Control) payable as follows: half of the base salary shall be paid within 30 days of the Involuntary Termination Date; the remaining half shall be paid at the earlier of (X) the end of the 6-month period following the Involuntary Termination Date or (Y) the date that is two and one-half months following the end of the calendar year in which the Involuntary Termination Date occurred; (ii) a lump sum cash amount equal to the product of 2.99 times the target bonus compensation at the greater of (A) the target bonus compensation in effect at the time notice of termination is given or (B) the target bonus compensation in effect immediately preceding the Change of Control Date, payable at the same time as the payments to be made pursuant to clause (i) of this Section 3.6(c); (iii) cash in the amount of any bonus to which the Executive was or would have become entitled to for any completed fiscal year prior to the fiscal year in which the Termination Date occurs, to the extent such bonus has not already been paid to the Executive, will be paid to Employee in accordance with the terms of the bonus plan; (iv) the continuation of the provision of health insurance and dental insurance benefits for a period of 18 months following the date of termination to Employee and Employee’s family in accordance with the Equivalence Standard, at the election of Employee, or, at the election of Company, the cash-equivalent thereof (with any cash equivalent to be paid no later than the date that is two and one-half months following the end of the calendar year in which the Involuntary Termination Date occurred); provided, however, that although Company shall provide such benefits at its expense, Employee shall be treated as having received compensation in the amount of the cost to Company (determined at Company’s then-prevailing COBRA rates) for such continuation coverage and shall be liable for all taxes associated with such compensation; provided further, however, that if the Employee becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein (including clause (v) below) will be secondary to those provided under such other plan during such applicable period of eligibility; (v) the continuation of the provision of life insurance benefits, in accordance with the Equivalence Standard, for a period of 18 months following the Involuntary Termination Date; provided, however, that the cost of such life insurance benefits to Company shall not exceed the applicable dollar amount as in effect under Section 402(g)(1)(B) of the Code for the year in which the Involuntary Termination Date occurred, or, at the election of Company, the cash-equivalent thereof (with any cash equivalent to be paid no later than the date that is two and one-half months following the end of the calendar year in which the Involuntary Termination Date occurred); (v) the cash-equivalent of the value of an additional 18 months of health, dental and life insurance benefits at the Equivalence Standard, to be paid at the earlier of (X) the end of the 6-month period following the Involuntary Termination Date or (Y) the date that is two and one-half months following the end of the calendar year in which the Involuntary Termination Date occurred; and (vi) any bonus compensation that has been earned under the bonus plan, the payment of which has been deferred under the terms of the bonus plan, will be paid to Employee in accordance with the terms of the bonus plan. In addition, notwithstanding the terms of any related incentive plan or agreement, or any award agreement evidencing awards of stock options or restricted stock to purchase stock of Company, in the event of a Change of Control while Employee is employed by Company, all outstanding stock options held by Employee shall fully vest as of the Change of Control Date and become immediately exercisable in accordance with their terms, all restrictions on any restricted stock of Company held by Employee shall lapse as of the Change of Control Date, and all vesting and/or performance requirements on any other forms of awards that have been granted to the Executive under any incentive plan shall be automatically accelerated and/or deemed to have been met at target levels, unless, with respect to any such award, such treatment shall cause such award to become subject to the excise tax under Section 409A of the Code, in which case such treatment shall occur only if the Change of Control constitutes a change of ownership or effective control of the Company or a change in ownership of a substantial portion of the Company’s assets within the meaning of Treas. Reg. § 1.409A-3(i)(5); and (vi) any such stock options shall be exercisable for 12 months after the Involuntary Termination Date, unless the term of the stock options expires before the end of such exercise period, in which case the stock options shall be exercisable until the expiration of their term.

(d) Upon an Involuntary Termination of the employment relationship by either Company or Employee prior to expiration of the Term pursuant to Section 3.1(b) or 3.2(a) within 6 months prior to a Change of Control, Employee shall be entitled, after execution of a Waiver and Release Agreement in accordance with Section 8.6, in consideration of such agreement and Employee’s continuing obligations hereunder after such termination (including, without limitation, Employee’s non-competition obligations), to the greater of the consideration provided under Section 3.6(a) or the following: (i) the sum of 2.99 times one year’s annual base salary payable as follows: the full amount of such payment shall be paid at the end of the 6-month period following the Involuntary Termination Date, with the amount of such payment to be offset by any payment Employee has previously received under Section 3.6(a)(i); provided, however, that such payment shall be made not later than the date that is two and one-half months following the end of the calendar year in which the Change of Control Date occurred; (ii) a lump sum cash amount equal to the product of 2.99 times the target bonus compensation at the greater of (A) the target bonus compensation in effect at the time notice of termination is given or (B) the target bonus compensation in effect immediately preceding the Change of Control Date, payable as follows: the full amount of such payment shall be paid at the end of the 6-month period following the Involuntary Termination Date, with the amount of such payment to be offset by any payment Employee has previously received under Section 3.6(a)(ii); provided, however, that such payment shall be made not later than the date that is two and one-half months following the end of the calendar year in which the Change of Control Date occurred; (iii) cash in the amount of any bonus to which the Executive was or would have become entitled to for any completed fiscal year prior to the fiscal year in which the Date of Termination occurs, to the extent such bonus has not already been paid to the Executive, will be paid to Employee in accordance with the terms of the bonus plan (iv) the continuation of the provision of health insurance and dental insurance benefits for a period of 18 months following the Involuntary Termination Date, to Employee and Employee’s family, in accordance with the Equivalence Standard, at the election of Employee, or, at the election of Company, the cash-equivalent thereof (with any cash equivalent to be paid no later than the date that is two and one-half months following the end of the calendar year in which the Involuntary Termination Date occurred); provided, however, that while Company shall provide such benefits at its expense, Employee shall be treated as having received compensation in the amount of the cost to Company (determined at Company’s then-prevailing COBRA rates) for such continuation coverage and shall be liable for all taxes associated with such compensation; provided further, however, that if the Employee becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein (including clause (v) below) will be secondary to those provided under such other plan during such applicable period of eligibility; (v) the continuation of the provision of life insurance benefits, in accordance with the Equivalence Standard, for a period of 18 months following the Involuntary Termination Date; provided, however, that the cost of such life insurance benefits to Company shall not exceed the applicable dollar amount as in effect under Section 402(g)(1)(B) of the Code for the year in which the date of termination occurred, or, at the election of Company, the cash-equivalent thereof (with any cash equivalent to be paid no later than the date that is two and one-half months following the end of the calendar year in which the Involuntary Termination Date occurred); (v) the cash-equivalent of the value of an additional 18 months of health, dental and life insurance benefits at the Equivalence Standard, to be paid at the earlier of (X) the end of the 6-month period following the Involuntary Termination Date or (Y) the date that is two and one-half months following the end of the calendar year in which the Involuntary Termination Date occurred and after the Involuntary Termination Date; and (vi) any bonus compensation that has been earned under the bonus plan, the payment of which has been deferred under the terms of the bonus plan, will be paid to Employee in accordance with the terms of the bonus plan. In addition, Employee shall receive a cash payment in an amount equal to the sum of, (x) with respect to any stock option that is forfeited as of the Involuntary Termination Date, the difference between the closing price of the Company stock as of the Change of Control Date and such option’s exercise price (or, if the term of such option would have expired before the Change of Control Date, the difference between the closing price of the Company stock as of the date of such option’s expiration date and such option’s exercise price), (y) with respect to any restricted stock that is forfeited as of the date of his termination of employment, the aggregate closing price of such stock as of the Change of Control Date, and (z) with respect to any other form of incentive compensation award under the Company’s long-term incentive compensation plans that is forfeited as of the date of his termination of employment, the amount of such award as of the Change in Control Date with such payments to be made within 30 days of the Change of Control Date; provided, however, that if any stock option, restricted stock award or other incentive compensation award described in this sentence is subject to Section 409A of the Code, the cash payment with respect to such stock option, restricted stock award or other incentive compensation described in this sentence shall be treated as a payment of deferred compensation pursuant to Section 409A of the Code, such payment shall not be accelerated in a manner that would cause such compensation to be subject to additional taxes and interest pursuant to Section 409A of the Code and, instead, such payment shall be payable at the time such option, restricted stock or other incentive award compensation would have been paid were it not for the Involuntary Termination.

(e) “Change of Control” of Company shall occur if: (1) Company merges or consolidates with any other entity (other than one of NATCO Group Inc.’s majority owned subsidiaries) and the shareholders of NATCO Group Inc. own less than 50% of the surviving entity; (2) Company sells all or substantially all of its assets to any other person or entity (other than (i) a sale of equity interests in NATCO Group Inc. or (ii) a sale of assets to another majority owned subsidiary of NATCO Group Inc. and in connection therewith Employee becomes employed by such subsidiary, NATCO Group Inc. or a partnership in which NATCO Group Inc. is the general partner); (3) Company is dissolved or liquidated; (4) any third person or entity together with its Affiliates (including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) shall become, directly or indirectly, the Beneficial Owner of greater than 50% of the voting stock of Company, based upon voting power (except as the result of a distribution of the voting securities of the Company to the shareholders); or (5) during such time as Company has a class of Voting Securities registered under the Securities Exchange Act of 1934, the individuals who constituted the members of the Company’s Board of Directors (“Incumbent Board”) upon the effective date of such registration cease for any reason to constitute at least a majority thereof, provided that any person becoming a director whose election or nomination for election by Company stockholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this subclause (5), considered as though such person were a member of the Incumbent Board.

(f) “Change of Control Date” shall mean the day on which a Change of Control becomes effective.

(g) Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and, except as provided in Sections 3.6(a)(iii), 3.6(c)(iii), 3.6(d)(iii) and 6.2, the amounts and benefits due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. Employee’s rights under this Section 3.6 are Employee’s sole and exclusive rights against Company, or its Affiliates, and Company’s sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee, to the extent permitted by law, covenants not to sue or lodge any claim, demand or cause of action against Company for any sums for Involuntary Termination other than those sums specified in this Section 3.6.

3.7. In all cases, the payments payable to Employee under Section 3.6 of this Agreement upon termination of the employment relationship shall be Employee’s exclusive compensation and benefits in connection with the severance of his employment relationship with the Company and any of its Affiliates and he shall not be entitled to any compensation or benefits under any severance plans and policies of Company or its Affiliates notwithstanding anything to the contrary in any such plans or policies.

3.8. Termination (including expiration of the Term) of the employment relationship does not terminate those obligations imposed by this Agreement, which are continuing obligations, including, without limitation, Employee’s obligations under Articles 5 and 6. Upon termination, Employee shall promptly return all property of the Company and its Affiliates to the Company, including books, records, computer files, etc.

3.9. Limitation of Benefits.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any benefit, payment or distribution by Company to or for the benefit of Employee (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment shall be reduced to the extent necessary to avoid the imposition of the Excise Tax. Company may select the Payments to be limited or reduced.

(b) All determinations required to be made under this Section 3.9, including whether an Excise Tax would otherwise be imposed and the assumptions to be utilized in arriving at such determination, shall be made by Independent Tax Counsel which shall provide detailed supporting calculations both to Company and Employee within 15 business days of the receipt of notice from Employee that a Payment is due to be made, or such earlier time as is requested by Company. For purposes of this paragraph, “Independent Tax Counsel” will mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation, who will be selected by Company and will be reasonably acceptable to Employee, and whose fees and disbursements will be paid by Company. Any determination by the Independent Tax Counsel shall be binding upon Company and Employee; provided, however, that Employee shall not be considered to have consented to the Independent Tax Counsel’s determination if such determination results in an Underpayment (as defined below). If, as a result of any uncertainty in the application of Section 4999 of the Code at the time the initial determination is made by the Independent Tax Counsel hereunder, Payments hereunder have been unnecessarily limited by this Section 3.9 (“Underpayment”), consistent with the calculations required to be made hereunder, then the Independent Tax Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be properly paid by Company to or for the benefit of Employee; provided, however, that the Underpayment shall be paid to Employee not later than the date that is two and one-half months following the end of the calendar year in which occurred the Involuntary Termination Date (in the case of an Underpayment relating to compensation or benefits due to Employee under Section 3.6(a) or 3.6(c) or otherwise in connection with such Involuntary Termination) or Change in Control Date (in the case of an Underpayment relating to compensation or benefits due to Employee under Section 3.6(d) or otherwise in connection with such Change in Control). Company shall use its reasonable, good faith efforts to require Independent Tax Counsel to review its initial determination within sufficient time to permit the payment deadline described in the preceding sentence to be adhered to. If, however, Payments hereunder have not been sufficiently limited by this Section 3.9, consistent with the calculations required to be made hereunder, to prevent the imposition of an Excise Tax upon Employee (the “Overpayment”), then Employee shall notify Company in writing within 15 days of any claim by the Internal Revenue Service, that, if successful, would require the payment by Employee of any Excise Tax, and the Independent Tax Counsel shall determine the amount of Overpayment that has occurred and any such Overpayment shall be properly refunded by Employee by or for the benefit of Company so as to properly prevent the imposition of the Excise Tax.

Article 4: Continuation Of Employment Beyond Term; Termination And Effects Of Termination

4.1. Should Employee remain employed by Company or a subsidiary beyond the expiration of the Term of this Agreement, and this Agreement has not been extended by Company, the employer-employee relationship shall be employment at will, terminable at any time by either Company, its employing subsidiary or Employee for any reason whatsoever, with or without cause.

Article 5: Ownership And Protection Of Information; Copyrights

5.1. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by Company or a subsidiary (whether during business hours or otherwise and whether on Company’s premises or otherwise) which relate to Company’s or such subsidiary’s business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Company and are and shall be the sole and exclusive property of Company or its subsidiary. Moreover, all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of Company or its subsidiary.

5.2. Employee acknowledges that the business of Company and its Affiliates is highly competitive and that its strategies, methods, books, records and documents, its technical information concerning its products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning its customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special and unique assets which Company or its Affiliates use in its or their business to obtain a competitive advantage over its or their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Company and its Affiliates in maintaining its and their competitive position. Company promises that, and Employee acknowledges Company’s promise that, under this Agreement, Employee will be given access to confidential business information and trade secrets of Company and its Affiliates, and Employee hereby agrees that Employee will not, at any time during or after his or her employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its Affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder, or as may be required by law. NATCO Group Inc. and its Affiliates shall be third party beneficiaries of Employee’s obligations under this Section. As a result of Employee’s employment by Company or a subsidiary, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint-venturers and the like, of Company and its Affiliates. Employee also agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as confidential business information and trade secrets of the Company and its Affiliates. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Article 5 by Employee, and Company shall be entitled to enforce the provisions of this Article 5 to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from Employee and his or her agents involved in such breach.

Article 6: Post-Employment Non-Competition Obligations

6.1. As a necessary requirement to satisfying Employee’s non-disclosure obligations under Section 5.2, and a condition upon which all confidential business information and trade secrets of the Company and its Affiliates will be given to Employee, as part of the consideration for the compensation and benefits to be paid to Employee hereunder, and as an additional incentive for Company to enter into this Agreement, and in particular Company’s agreement to the protections contained in Section 3.6, Company and Employee agree to the non-competition provisions of this Article 6 during the term of this Agreement and for 12 months after Employee’s employment terminates for any reason. Employee agrees that during the period of Employee’s non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Company or any of its Affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous 12 months conducted any business:

(a) engage in any business competitive with the business conducted by Company or its Affiliates;

(b) render advice or services to, or otherwise assist, any other person, association or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Company or its Affiliates; or

(c) induce any employee of Company or any of its Affiliates to terminate his or her employment with Company or its Affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not Affiliated with Company or its Affiliates. Employee acknowledges the necessity of this provision because of his non-disclosure obligations in Section 5.2 and the Company’s very specialized business and significant investment of time and money in training and retaining its employees. Employee further acknowledges that because of the specialized training the Company has provided to its employees, that loss of any of these employees to a competitor puts the Company at a competitive disadvantage.

6.2. Employee understands that the foregoing restrictions may limit his ability to engage in certain businesses during the 12-month period provided for above, but acknowledges that such restrictions are necessary to protect the Company’s legitimate business interests and confidential business information and trade secrets, to enforce his non-disclosure obligations under Section 5.2, and that Employee has received or will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Company shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owed to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery of damages from Employee and his or her agents involved in such breach.

6.3. It is expressly understood and agreed that Company and Employee consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

Article 7: Indemnification

7.1. If, at any time during or after the Term of this Agreement, Employee is made a party to, or is threatened to be made a party in, any civil, criminal or administrative action, suit or proceeding by reason of the fact that Employee is or was a director, officer, employee or agent of Company, or of any other corporation or any partnership, joint venture, trust or other enterprise for which Employee served as such at the request of Company and such action, suit or proceeding is based on actions or failures to act by Employee in any of such capacities, then Employee shall be indemnified by Company, to the fullest extent permitted under applicable law, against expenses actually and reasonably incurred by Employee or imposed on Employee in connection with, or resulting from, the defense of such action, suit or proceeding, or in connection with, or resulting from, any appeal therein if Employee acted in good faith and in a manner Employee reasonably believed to be in or not opposed to the best interest of Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Employee’s conduct was unlawful, except with respect to matters as to which it is adjudged that Employee is liable to Company or to such other corporation, partnership, joint venture, trust or other enterprise for gross negligence or willful misconduct in the performance of the Employee’s duties. As used herein, the term “expenses” shall include all obligations actually and reasonably incurred by the Employee for the payment of money, including, without limitation, attorney’s fees, judgments, awards, fines, penalties and amounts paid in satisfaction of a judgment or in settlement of any such action, suit or proceeding, except amounts paid to Company or such other corporation, partnership, joint venture, trust or other enterprise by Employee. The foregoing indemnification provisions shall be in addition to any other rights to indemnification to which Employee may be entitled under any officers’ and directors’ liability insurance maintained by Company or pursuant to any separate agreement between Employee and Company with respect to indemnification.

Article 8: Miscellaneous

8.1. The following terms shall have the meanings ascribed to them below for purposes of this Agreement:

(a) “Affiliates” or “Affiliated” means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and authoritative guidance thereunder. Reference to a particular provision of the Code shall include reference to any successor provision.

(c) “Equivalence Standard” means, with respect to the provision of any employee welfare benefits, benefits that are at least equivalent to and to the same extent as those which would have been provided to them in accordance with this Employment Agreement and the plans, programs, practices and policies of Company as in effect and applicable generally to other peer executives and their families at the Involuntary Termination Date.

(d) “Involuntary Termination” means a termination of Employee’s employment hereunder made by Company pursuant to Section 3.1(b) or by Employee pursuant to Section 3.2(a). For this purpose, termination of Employee’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code.

(e) “Involuntary Termination Date” shall mean Employee’s last date of employment by reason of an Involuntary Termination.

(f) “Voluntary Termination Date” shall mean the last date of employment by reason of a Voluntary Termination.

(f) “Waiver and Release Agreement” shall have the meaning attributed to such term in Section 8.6.

8.2. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: If to Company, to:

NATCO Group Inc.

11210 Equity Drive, Suite 100

Houston, Texas 77041

Attention: Chairman of the Governance, Nominating & Compensation Committee

If to Employee, to:

Patrick M. McCarthy

14214 Whispering Lake Ct.

Cypress, Texas 77429

Either Company or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

8.3. This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another state or country.

8.4. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.5. If a dispute arises under Articles 5 or 6 of this Agreement, the Company and Employee agree such dispute must be brought in a court of competent jurisdiction in Houston, Texas, unless required to be brought elsewhere by state or local law, and the Company and Employee consent to the jurisdiction of those courts for that purpose. For all other disputes under this Agreement, the Company and Employee agree to first endeavor to settle the dispute through direct discussions, and if those are unsuccessful, through mediation with a mutually agreeable mediator in Houston, Texas, (with such mediator’s fee being paid by the Company) before having recourse to any other forum. Thereafter, any dispute under this Agreement shall be submitted to binding arbitration as follows:

Any dispute, claim, or controversy arising out of or related in any way to this agreement, including but not limited to its enforceability, validity, or interpretation, or related in any way to Employee’s employment with the Company or a subsidiary or affiliate that is not first resolved by agreement or mediation as provided above, shall be submitted to and resolved by binding arbitration with a single arbitrator from the American Arbitration Association (“AAA”) in Houston, Texas, in accordance with the AAA’s applicable rules to the resolution of employment disputes or as otherwise mutually agreed to by Employee and Company. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. It is specifically agreed that the arbitration provision shall be binding on employee’s claims, as well as those of his family, heirs, administrators, and personal representatives. The paragraph shall be governed by the Federal Arbitration Act. The Company shall pay all arbitrator and arbitration administrative fees. All attorneys’ fees and other costs associated with the arbitration shall be borne by the party incurring them unless otherwise ordered by the arbitrator in his/her discretion. Except as to such disclosure as may be required under law or made in the course of a proceeding seeking to vacate, modify, or enforce an arbitration award, Employee and the Company agree to keep confidential all matters disclosed within such arbitration proceedings.

8.6. As a condition to the receipt of any severance compensation and benefits under paragraphs (a), (b), (c) or (d) of Section 3.6, Employee (or his estate in the event of his death or his legal guardian in the event of his incapacity by reason of his disability) must first execute and not revoke a waiver and release agreement (the “Waiver and Release Agreement”), in a form reasonably satisfactory to Company, which shall release and discharge Company and its Affiliates, and their respective officers, directors, employees and agents from any and all claims or causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Employee’s employment with Company or its Affiliates or the termination of such employment. The Waiver and Release Agreement shall be executed and become irrevocable no later than the date that is 60 days following the end of the calendar year in which the Involuntary Termination Date occurs.

8.7. It is a desire and intent of the parties that the terms, provisions, covenants and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

8.8. This Agreement shall be binding upon and inure to the benefit of Company and any other person, association or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation or otherwise. Company may assign this Agreement to any acquirer or successor, Affiliate or any other entity of NATCO Group Inc. Employee’s rights and obligations under this Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Company.

8.9. There exist other agreements between Company and Employee relating to the employment relationship between them, e.g., the agreement with respect to Company policies contained in Company’s Business Ethics Policies and agreements with respect to indemnification and incentive matters. This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee’s employment relationship with Company and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement or promise relating to the employment of Employee by Company that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of Company. The parties agree and acknowledge that the Employee shall not be entitled to any severance compensation pursuant to the Original Agreement, whether by virtue of the expiration of its term, its replacement hereby or otherwise.

8.10. The parties intend that the compensation and benefits to be provided under this Agreement shall be exempt from or compliant with the requirements of Section 409A of the Code and this Agreement shall be interpreted and applied in a manner consistent with such intent. Notwithstanding anything in this Agreement to the contrary, if payment of any amounts under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payments is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payments to which Employee would otherwise be entitled during the first six months following the date of his termination of employment with Company shall be accumulated and paid on the first business day that is six months after the date of his termination of employment with Company, or such earlier date upon which such payments can be paid under Section 409A of the Code without being subject to such additional taxes and interest. If this Section becomes applicable such that any payments are delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date they would otherwise have been made absent such delay to the actual date of payment, at the prime or base rate of interest announced by Bank of America, N.A. (or any successor thereto) at its principal office in Charlotte, North Carolina on the date of such termination, which shall be paid in a lump sum on the actual date of payment of the delayed payments. Further, notwithstanding anything in this Agreement to the contrary, if benefits to be made available under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the provision of such benefits is not delayed for the first six months following the date of Employee’s termination of employment with Company as provided in Section 409A(a)(2)B)(i) of the Code and the regulations thereunder, such benefits shall not be delayed; however, Employee shall pay to Company, at the time or times such benefits are provided, the fair market value of such benefits, and Company shall reimburse Employee for any such payments on or within ten days following the expiration of such six-month period. Employee hereby agrees to be bound by Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

IN WITNESS WHEREOF, Company and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

NATCO GROUP INC.

By:	/s/ John U. Clarke
John U. Clarke
Chairman of the Board of Directors and Chief Executive Officer

This 1st day of January 2008

PATRICK M. MCCARTHY

/s/ PATRICK M. MCCARTHY
This 1st day of January 2008

Exhibit A

To Executive Employment Agreement

Between NATCO Group Inc. and Patrick M. McCarthy

Employee Name:	Patrick M. McCarthy

Term:	Three years (expiring December 31, 2010)

Position:	President and Chief Operating Officer of NATCO Group Inc.

Reporting Relationship:	Chief Executive Officer of NATCO Group Inc.

Location:	Houston, Texas

Annual Base Salary:	Employee’s annual base salary shall not be less than $400,000.

Bonus:	Employee will be eligible to participate in the 2008 NATCO Group Inc. Annual Bonus Plan or any appropriate replacement bonus plan of Company or National Tank Company. All bonuses are discretionary and shall be paid in accordance with the terms and provisions of the applicable plan. The annual targeted incentive is 70% of the annual base salary.

Car Allowance:	Employee shall receive reimbursement for actual monthly expenses associated with the lease of, maintenance, repairs, gasoline and insurance for an automobile of Employee’s choosing

Long Term Incentives:	Employee is eligible to participate in any long-term incentive plans as recommended and approved by the Governance, Nominating and Compensation Committee of the Board of Directors of NATCO Group Inc. In the event of a Change of Control as defined in Article 3, Section 3.6(e), accelerated vesting shall occur on the Change of Control date for all unvested options under any award grants that have not otherwise expired; provided, however, that if such acceleration would apply in the case of any option that is subject to Section 409A of the Code or would cause any such option to become subject to Section 409A of the Code, such acceleration shall occur only if the Change of Control constitutes a change of ownership or effective control of the Company or a change in ownership of a substantial portion of the Company’s assets within the meaning of Treas. Reg. § 1.409A-3(i)(5).

Vacation Benefits:	Employee shall receive four weeks of paid vacation per year accrued on a bi-weekly basis.

Permitted Activities:	Authorized to continue to participate on Board of Director assignments provided that there are no conflicts of interest and it is otherwise approved by the NATCO Group Inc. Audit Committee.